AMENDMENT TO DISTRIBUTION AGREEMENT

      WHEREAS, New Century Portfolios (formerly Weston Portfolios) (the "Trust"), on behalf of its New Century Balanced Portfolio (formerly New Century I Portfolio) (the "Fund) and Weston Securities Corp. (the "Distributor") are parties to the Distribution Agreement, dated February 28, 1990 (the "Agreement");

      WHEREAS, effective as of October 30, 1998, the Trust changed its name from Weston Portfolios to New Century Portfolios and the Fund changed its name from New Century I Portfolio to New Century Balanced Portfolio;

      WHEREAS, the parties hereto each desire to amend the Agreement to reflect the current names of the Trust and the Fund;

      NOW, THEREFORE, effective as of October 30, 1998, the Agreement is hereby amended as follows:

      1. When used in the Agreement, the terms "Weston Portfolios" and "Trust" shall mean New Century Portfolios.

      2. When used in the Agreement, the terms "New Century I Portfolio" and "Fund" shall mean New Century Balanced Portfolio.

      IN WITNESS WHEREOF, the parties have duly executed this Amendment.

                                   NEW CENTURY PORTFOLIOS

Attest:  /S/ Ellen Bruno                /S/ Wayne M. Grzecki
By:      Ellen M. Bruno                 By: Wayne M. Grzecki
Title:   Treasurer and Secretary        Title:    President


                                   WESTON SECURITIES CORP.

Attest:  /S/ Joe Robbat                 /S/ I. Richard Horowitz
By:                                     By:  I. Richard Horowitz
Title:                                  Title:    President